Exhibit 10.2
THIS AGREEMENT (the “Agreement”) is made this       day of                 2004

BETWEEN

(1) PETER M. HOFFMAN (“Employee”); and

(2) SEVEN ARTS PICTURES PLC an English public limited company (the “Company”) which for purposes of this Agreement shall mean the Company and its Affiliates (as defined below).

WHEREAS,

(A)          Employee’s Services (as defined below) are being furnished to the Company in conjunction with an Asset Transfer Agreement of even date under which Seven Arts Pictures, Inc and Seven Arts Pictures Limited (“Transferors”) have transferring certain assets to the Company.

(B) In order to permit the Company to proceed with the transactions contemplated by the Asset Transfer Agreement, the parties hereto desire to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. Services.

1.1.          Employment. During the Term (as defined below), the Company engages Employee to perform such services as the Company may from time to time reasonably request consistent with Employee’s stature and experience in the motion picture industry, at such locations as the Company shall reasonably request consistent with its reasonable business needs (the “Services”). Further, the Services of Employee shall include but not be limited to management and supervision of (i) the development, production and distribution of motion pictures (“Seven Arts Pictures”) produced or acquired in whole or in part by the Company, (ii) leasing and licensing of Seven Arts Pictures to third parties, and (iii) other principal business activities of the Company. For purposes of this Agreement, “Affiliates” shall mean, as to any person, any other person controlled by, controlling or under common control with, directly or indirectly, such person. “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.

1.2.          Ownership of Properties. The Company shall exclusively own all rights (including, without limitation, all copyrights therein and all renewals and extensions thereof) throughout the universe, in perpetuity, now known or hereafter devised, in and to any material and/or ideas written, suggested or submitted by Employee during the Term and all other results and proceeds of the Services (the “Properties”). All of such services and the results and proceeds thereof, including without limitation, the Properties and rights referenced herein (all such material, services and the results and proceeds thereof being referred collectively herein as the “Material”), rendered by Employee hereunder were and/or will be created by Employee as a “work-made-for-hire” specially ordered or commissioned by Company, with Company being deemed the sole author of the Material and the sole and exclusive owner of all rights in and to the Material. To the extent, if at all, the Material may be determined not to be a “work-made-for-hire”, all of the above-referenced rights in it shall be deemed transferred and assigned to Company by this Agreement. Without limiting the generality of the foregoing, these rights shall include all motion picture, television, radio, dramatic, musical, publication and other rights in and to the Properties, including the sole and exclusive right to photograph and record the same with or without dialogue, music and other sounds synchronously recorded, and to perform, exhibit, distribute, reproduce, transmit, broadcast or otherwise communicate the same and/or motion picture, dramatic or other versions or adaptations thereof, theatrically, non-theatrically and/or by means of television, radio, the legitimate stage and/or any other means now known Or hereafter devised and to manufacture, publish and vend printed and/or recorded versions or adaptations thereof, either publicly or privately and for profit or otherwise. The Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, and to and/or rearrange the Properties or any part thereof written or submitted by Employee, to combine the same with other works to any extent and to change or substitute the title thereof, and in this connection employee hereby waives any rights commonly referred to “moral rights” of authors. Employee agrees to execute and deliver to the Company such assignments or other, instruments as the Company may require from time to time to evidence its ownership of the results and proceed as of Employee’s services; provided, however, that nothing in this Agreement shall be deemed in any manner to restrict or qualify Employee’s ownership of or right to exploit Employee’s personal memoirs or the rights of Employee under any separate screenwriting agreement between Company or its predecessors and Employee.

1.3 Credit.

1.3.1        For purposes of this Paragraph a Credit Picture, shall be any Seven Arts Picture distributed or produced in whole or in part by Company during the Term. With respect to each Credit Picture, the Company agrees to accord credit (and to direct its licensees, to the extent reasonable, to accord credit) to Employee, at Employee’s option as to the form of credit, on screen on a separate card and in paid advertising in which any other credit appears (other than credit to up to two cast members whose credit appears prior to the title on screen, or Academy Award or other special or congratulatory advertising) (“Included Advertising”), in substantially the following forms (as may be applicable, and subject to sharing of such credit with others pursuant to the Company’s binding contractual commitments approved by employee):

“Peter Hoffman Presents”
(the “Presentation Credit”)
“A Seven Arts Production”
(the “Production Credit”)

1.3.2        The form of credit shall be selected by Employee at a sufficient time in advance of initial theatrical release of the applicable Credit Picture to enable the Company to comply with the terms of this Paragraph. The Presentation and Production Credit shall appear on screen above the title in a size of type at least 50% of the size of the largest letter in the title and in Included Advertising above the title and in a size of type at least 50% of the size of the largest letter in the regular title (expressly excluding any title commonly referred to as “artwork” title which may appear in the applicable Included Advertising).

1.3.3.       The Company shall have the right (but not the obligation except as set forth above) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Employee to advertise, publicize and promote the Credit Pictures and the business of the Company and its Affiliates. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Employee, or any biographical information or life story concerning the professional career of Employee that has been submitted to and approved by Employee in writing prior to its first use, publication or broadcast.

1.3.4.       Employee agrees that a casual or inadvertent breach of the terms of this Paragraph 1.3 by the Company or a breach by any other third party shall not constitute a material breach of the terms of this Agreement and in no event shall Employee have the right to terminate or rescind this Agreement or to enjoin, restrain or interfere in any manner, by governmental process or otherwise, with the exercise by the Company of any of its rights with respect to any Credit Picture by reason of any breach or alleged breach of the terms of this Paragraph 1.3. Notwithstanding the foregoing, it is understood and agreed that the Company will take all reasonable steps as may be necessary to remedies any breach of this Paragraph 1.3

1.4           Term. The term of this Agreement (the “Term”) shall commence as of the date hereof and shall end on September 30, 2007 unless extended or sooner terminated in accordance with the provisions of this Agreement.

1.5.          Exclusivity.

1.5.1        The Services shall be rendered on a full-time basis during normal working hours. All Services of Employee shall be exclusive to the Company, except as provided below. The parties hereto acknowledge that Employee’s performance and Services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages, and that a breach by Employee of the terms hereof (including without limitation this Paragraph and Paragraph 1.7 hereof) will cause the Company irreparable injury. Employee agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled. Notwithstanding the foregoing, nothing in this Agreement shall be deemed in any manner to restrict or qualify Employee’s rights under Paragraph 2.3 hereof.

1.5.2.       Notwithstanding anything to the contrary stated in this Agreement, Employee may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Employee’s ownership of:

(1) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are publicly traded as long as Employee is not part of any control group of such corporation;

(2) any securities of a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and does not become part of any control group thereof and so long as such entity is not, directly or indirectly, in competition with the Company;

(3) any corporations now owned or controlled by Employee directly or indirectly including without limitation Transferors; and

(4) securities of the Company.

1.6. Power and Authority.

1.6.1.       Employee shall be Chief Executive Officer of the Company and a member of the Executive or comparable committee (the “Supervisory Committee”) of the Board of Directors of the Company (the “Board”). Employee shall report only to the Board and all employees and contractors of the Company shall report, directly or indirectly, to Employee. Employee agrees and acknowledges that the Board has determined that Employee shall have the right to approve the selection of the Chief Operating Officer and Chief Financial Officer (which approval shall not be unreasonably withheld or delayed). Subject always to the Board’s responsibilities under English law, the Chief Operating Officer and the Chief Financial Officer shall report to Employee on a day-to-day basis.

1.6.2.       The Company may from time to time appoint Employee to one or more offices of the Company. Employee agrees to accept such offices if consistent with his stature and experience and with the type of one or more of its offices with the Company previously held by Employee.

1.6.3. In the event that, after the Effective Date, Company is a party to any merger or combination involving an Affiliate, Employee shall be the Chief Executive

Officer of the surviving entity in such transaction or, in the event of a consolidation or similar transaction with an Affiliate, the ultimate parent of Company.

1.6.4        Employee (and no other person without Employee’s consent which shall not be unreasonably withheld or delayed) shall have the sole and ultimate authority and responsibility to make the creative and business decisions for the Company on developing and producing Seven Arts Pictures (including without limitation the sole and exclusive right to exercise “green lighting” authority in accordance with the terms and conditions of this Agreement), subject in all cases to the overall budgets and financing approved by the Board of Directors. This authority shall include, without limitation, all creative decisions for acquiring and developing properties, attaching all creative elements including writers, producers, performing talent, directors and cast and crew, green lighting films by setting the start date for principal photography, approving the production of Seven Arts Pictures and supervising all development, preproduction and production activities. Employee shall present to the Board the information about the key creative elements in even Seven Arts Picture as it becomes available to Employee.

1.7.          Confidentiality. Employee acknowledges that in furnishing his Services to the Company, he will, through the Term, come into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future development and other information not readily available to the public. Employee further acknowledges that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organization; that are or could he located in nearly any part of the world and that the nature of Employee’s Services, position and expertise are such that he is capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, Employee and agrees that he will:

A.            keep secret all material confidential matters of the Company that are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, either during or after the Term, except (i) with the Company’s written consent,(ii) any disclosure required in a legal or administrative proceeding or otherwise required by law, with which, absent a protective order, Employee believes, in good faith, he is legally obligated to comply; and (iii) any disclosure made by Employee in connection with any legal proceedings between the Company and him. With respect to the disclosure described in clause (ii) of the immediately preceding sentence, Employee agrees to give notice of the request for disclosure to the Company in order for the Company, at its expense, to seek an appropriate protective order against such disclosure; and

B.             deliver promptly to the Company, on termination of the Term or at any other terms the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents (and all copies thereof) (collectively, “Company Materials”) relating to the Company’s business that Employee obtained while employed by, or otherwise serving or acting on behalf of, the Company that Employee may then possess or have under his control other than (i) any Company Materials which Employee has received in his capacity as a shareholder of the Company, (ii) any Company Materials or portions thereof that consist exclusively of information which is in the public domain, and (iii) any Company Materials which consist of names, addresses, telephone numbers and other contact information for any Persons involved in the entertainment industry.

1.8.          Indemnification. Employee shall be entitled through the Term to the benefit of the indemnification provisions contained on the date hereof in the bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein, to extent permitted by applicable law at the time of the assertion of any liability against the Company or any Affiliate, as the case may be.

1.9.          Picture Cuts. The version of a Seven Arts Picture delivered by Employee shall be the version of such Seven Arts Picture that the Company shall distribute subject only to (1) the rights of any person who has been accorded final cut by the Company as approved by Employee and (2) the following:

A.           The Company shall have the right to cut the final version delivered by Employee to the minimum extent necessary to make the Seven Arts Picture comply with the following: (i) to meet censorship requirements for foreign distribution, (ii) to comply with any applicable law, (iii) to comply with standards and practices requirements for distribution on free television (including standard broadcast and basic cable but excluding all forms of pay television as well as pay-per-view), (iv) to meet airline specifications for distribution to airlines and (v) to meet any specifications contained in agreements entered into by the Company with third parties that have been approved by Employee.

B.            If the Company proposes to make any of the cuts provided for in subparagraph A, the Company shall provide Employee the first opportunity to make any such cuts.

1.10.        Subsequent Productions. If this Agreement expires by its terms at any time and Employee and the Company do not enter into a new employment agreement and at any time within the Subsequent Production Period (as defined below) the Company or any successor in interest to the Company (a “Production Entity”) intends to produce or causes to be produced a theatrical or television remake, sequel or prequel (a “Subsequent Production”) of (1)any motion picture produced by the Company prior to the commencement of the Term which was produced by Employee or (2) any Credit Picture which was produced by Employee (collectively, “Original Pictures”), then the following shall apply:

A.            For purposes of this Paragraph, “Subsequent Production Period”, shall mean the later of (i) five years following the expiration of this Agreement by its terms and (ii) seven years following the initial theatrical release of (x) an Original Picture or (y) a Subsequent Production. Notwithstanding the foregoing, a Subsequent Production Period shall recommence with the release of each succeeding Subsequent Production.

B.             With regard to Subsequent Productions intended for initial theatrical release (which shall include theatrical motion pictures released initially to pay-per-view prior to theatrical release) (“Theatrical Subsequent Productions”), the Production Entity shall notify Employee in writing of its intent to produce or cause the production of each such Theatrical Subsequent Production and specifying the estimated time frames and budget for such Theatrical Subsequent Production and shall offer Employee the first opportunity to render services as a producer thereof on terms to be negotiated in good faith, taking into account Employee’s stature in the motion picture industry at the time. Notwithstanding the foregoing, (i) the financial terms of any such agreement shall be no less favorable to Employee than $500,000 for all Employee’s services, (ii) Employee shall be entitled to the credits set forth in Paragraph 1.3 hereof, (iii) subject to financial parameters to be determined by the Production Entity, Employee shall be entitled to approval of all key creative elements and key crew with respect to each Theatrical Subsequent Production,(iv) Employee shall be entitled to be consulted in good faith with regard to the marketing and distribution of each Theatrical Subsequent Production and (v) Employee’s services in connection with a Theatrical Subsequent Production shall be rendered on a non-exclusive basis.

C.             With regard to Subsequent Productions (including, without limitation, movies, mini-series and episodic series) intended for initial release on television (including, without limitation, broadcast, basic cable, pay and pay-per-view television), Employee shall be entitled to “passive television payments, which will be negotiated in good faith taking into account Employee’s stature in the motion picture industry at that time.

D.            The rights of Employee under this Paragraph are (i) subject to any rights granted to any third parties in connection with the production of the Original Picture or Subsequent Production that would restrict or prohibit the granting of the rights under this Paragraph to Employee and (ii) available to Employee only if Employee is available to render the services described in this Paragraph and is actively engaged in the entertainment industry in substantially the same capacities as he is engaged as of the date hereof or is active as a producer or distributor in the motion picture industry. Employee agrees that he shall render substantially the same producing or distribution services in connection with a Theatrical Subsequent Production as he rendered on a Credit Picture.

2.             Compensation.
As compensation and consideration for all Services provided by Employee during the Term pursuant to this Agreement, the Company agrees to pay to Employee the compensation set forth below.

2.1.          Fixed Annual Compensation. In consideration for Employee’s Services hereunder, the Company shall pay to Employee a salary (“Fixed Annual Compensation”) at the rate of $500,000 per year, but no more (at any time payment of Fixed Compensation is due) for any twelve month period during the Term than 20% of the gross proceeds from the sale (“Proceeds”) of the Company’s Series A Preferred Stock (the “Stock Sale Limit”). Any Fixed Annual Compensation in excess of the Stock Sale Limit shall be deferred and paid, if at all, from Proceeds thereafter received or from the Bonus Pool described herein. Fixed Annual Compensation payable to Employee by the Company hereunder shall be paid at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than once monthly. Employee and Employee shall receive no additional compensation as a producer, or incentive producer or in any related capacity on any Picture during the Term.

2.2.          Bonus Pool Participation. The Company agrees that Employee shall be entitled to participate in a bonus pool which the Company agrees to establish (the “Bonus Pool”) immediately upon entering into of this Agreement. The operation of and Employee’s participation in the Bonus Pool shall be as follows:

A.            Within sixty (60) days after the end of each fiscal year of the Company (each a “Fiscal Year”), the Board of Directors of the Company (the “Board”) shall determine for each Seven Arts Picture for which principal photography was completed in the immediately preceding Fiscal Year (each a “Completed Picture”) the maximum aggregate amount of bonus (the “Bonus”) which shall be paid to all participants in the Bonus Pool for that particular Completed Picture (the “Maximum Completed Picture Bonus Pool”), (ii) the percentage of “Operating Profit” (as defined below) which will be contributed to the Bonus Pool up to the applicable Maximum Completed Picture Bonus Pool(the “Percentage of Operating Profits”) for each such Completed Picture, and (iii) the specific eligible participants in the Maximum Completed Picture Bonus Pool for each Completed Picture (collectively, the “Participants”). Once the Board has determined the Maximum Completed Picture Bonus Pool, the Percentage of Operating Profits and the Participants for any particular Completed Picture, the Board shall not modify or amend any of the foregoing or terminate the Bonus Pool, if to do so would have a material adverse effect on Employee.

B.            The term “Operating Profits” on each Completed Picture will be calculated (if any) no later than the later of (i) the end of the Fiscal Year in which principal photograph for such Completed Picture is completed and the end of the first six (6) month period after delivery of said Completed Picture to any distributor based on generally accepted accounting principles consistently applied by the Company from period to period under Statement of Financial Accounting Standards No. 139 and AICPA Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (collectively, “GAAP”) as the amount by which the Company’s gross revenues on such Completed Picture (as then to be recognized under GAAP) exceeds all of the Company’s film costs, participation costs, exploitation costs and manufacturing costs for such Completed Picture (as amortized or accrued in accordance with GAAP), all as accepted by the Company’s auditors as being appropriate in their professional opinion. For purposes of calculating the Operating Profit, no Bonuses paid to Employee or any other Participant shall be allocated to the costs of any Completed Picture

C.            The Operating Profit will be recalculated within sixty (60) days after the end of each Fiscal Year for each Completed Picture and the aggregate portion of the Maximum Completed Picture Bonus Pool for each such Completed Picture, which should have been distributed to each eligible Participant through the Fiscal Year then immediately ended (the “Earned Completed Picture Bonus”) shall be adjusted up or down according to this calculation. Within the first ninety (90) days after the end of each Fiscal Year, the Company will pay to each Participant for each Completed Picture for which he, she or it is a Participant an amount such that when added to all previous bonuses paid which relate to that particular Completed Picture said Participant has received the Earned Completed Picture Bonus through the end of the immediately preceding Fiscal Year. In the event that, on an accumulative basis, any Participant has received Bonuses with respect to a particular Completed Picture which exceeds the then Earned Completed Picture Bonus (the “Bonus Deficit”), the Bonus Deficit shall be offset against any subsequent Bonuses which said Participant is to receive with respect to such Completed Picture, but may not be offset against the Earned Completed Picture Bonus for any other Completed Picture. Under no circumstances shall any Participant be obligated to refund to the Company any Bonus Deficit, offsetting against subsequent Bonuses as provided in the immediately preceding sentence being the only method by which the Company shall recoup any Bonus Deficit.

D.            Any portions of the Bonus Pool due to Employee pursuant hereto shall be deemed “Bonuses” hereunder. For so long as a Completed Picture earns revenues for the Company, Employee shall be entitled to receive a Bonus up to his share of the Maximum Completed Picture Pool, irrespective of whether or not Employee is still employed by the Company or this Agreement is still in effect.

E.             Within the first ninety (90) days after the end of each Fiscal Year, but no later than the date on which Bonuses are paid to any Participants for such Fiscal Year, Company shall provide Employee with a detailed written accounting showing the amount and calculation of each and every Bonus paid to the Participants, including Employee, on a picture by picture basis, including without limitation, the Maximum Completed Picture Bonus Pool, Operating Profit, Percentage of Operating Profits and Participants. At Employee’s written request, upon reasonable advance notice, and during normal business hours at Company’s principal place of business, Company shall permit Employee, or Employee’s certified public accountants, to examine and make copies of or take excerpts from the Company’s books of account to verify the accuracy of any statements submitted to Employee. Employee may exercise its right to audit any statement until twelve months after the expiration of the Term. Thereafter, such statement shall be deemed final, conclusive and binding. Employee shall pay all costs of such audit or review; provided, however, if such audit or review indicates that Employee has been underpaid by an amount of $2,500 or more, than Company shall be liable for the reasonable costs of such audit or review and all costs of collection associated therewith including, without limitation, legal fees and costs.

2.3           Options. In addition to the Fixed Annual Compensation and Bonus, Employee shall be entitled to receive stock options (“Additional Compensation”) as are approved by the Board pursuant to the terms hereof. Promptly after execution of this Agreement and under and pursuant to the terms of a Stock Option Plan (the “Plan”) to be adopted by the Company promptly following the execution of this Agreement, the Company and Employee will execute a stock option agreement (the “Option Agreement”) reflecting a discretionary option grant by the Board, pursuant to which Employee will be granted stock options (“Options”) to purchase shares of common stock at a price per share approved by the Board. The Plan will provide that options exercisable for shares of Common Stock of the Company (the “Common Stock”) equal to no more than 5% of the outstanding Common Stock on a fully diluted basis shall be granted pursuant to the Plan and no more than 50% thereof shall be available to be granted to Employee hereunder.

2.4.          Employee Business Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable and customary business travel and entertainment expenses for which Employee makes an adequate accounting to the Company. The determination of the adequacy of the accounting and reasonableness of the expenses shall be within the reasonable discretion of the Company’s independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”). If verification is provided, the none deductibility of such expenses for tax purposes shall not affect Employee’s right to reimbursement.

2.5.          Registration Rights. Employee may be issued on exercise of Options unregistered shares of common stock of the Company that are subject to the resale provisions of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”). The Company agrees to use its best efforts to register under the Securities Act any such shares upon Employee’s demand, if Company’s common stock is then trading on any exchange in the United States. The Company may satisfy this obligation by causing such shares to be registered in connection with any registration statement for the common stock or other securities of the Company. All of the costs of such registration (except any underwriting discounts should Employee determine to seek an underwriter for such shares in connection with such registration) shall be paid by the Company and the parties shall negotiate cross indemnifications, standstill agreements and other provisions as are typically negotiated in registration agreements of similar kind.

2.6. Directors and Officers Liability, Errors and Omissions, General Comprehensive Liability and Worker’s Compensation Insurance. Employee and Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Employee or his legal representatives in connection with any action, suit or proceeding to which Employee (or his legal representatives or other successors) may be made a party by reason of Employee being or having been a director or officer of Company or Employee serving or having served any other enterprise as a director, officer or employee at the request of the Company, provided that the Company shall use its best efforts to cause to be maintained in effect for the period commencing on the date hereof and including not less than three years from the date the term ends policies of director and officers’ liability insurance of at least the same coverage as those maintained by the Company as of the date hereof and containing terms and conditions that are no less advantageous than such policies. Notwithstanding the foregoing, the Company shall not be obligated to pay any premium on such insurance policies in excess of the premium the Company pays as of the date of execution of this Agreement. Employee shall be added as an additional insured to the errors and omissions, general comprehensive liability and worker’s compensation insurance policies for each Seven Arts Picture to the extent that Company obtains and maintains such policies.

2.7.          General. Employee shall be entitled to participate in any health, vacation, insurance or other plans, benefits or policies available to the employees of the Company on the terms generally applicable to such employees.

3.             Termination.

If any of the events described in this Paragraph 3 shall occur, Employee shall be entitled to the benefits provided in Paragraph 4 hereof upon the subsequent termination of Employee’s employment during the Term. As used in this Agreement, “Date of Termination” means (i) if employment is terminated for Disability (as defined in Paragraph 3.1 below), thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (ii) if employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of termination “For Cause” pursuant to Paragraph 3.3 shall not be less than thirty (30) days, and in the case of a termination for “Good Reason” pursuant to Paragraph 3.4 shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies all other parties that a dispute exists concerning the termination (a “Notice of Dispute”), the Date of Termination for purposes of determining Employee’s continued right to compensation under Paragraph 2.1 hereof shall be the date on which the dispute is finally determined either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefore having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a Notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In addition, if the Company acknowledges that it has terminated Employee other than “For Cause” (as hereinafter defined), the Date of Termination shall be the date upon which Employee receives payments due to him under Paragraph 4.4 hereof. “Notice of Termination” means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The sole bases for termination of the Term shall be:

3.1.          Disability. If, as a result of Employee’s incapacity because of physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for six consecutive months, and within 30 days after written Notice of Termination is given he shall not have returned to the fulltime performance of his duties, the Company may terminate Employee’s employment for “Disability”

3.2.          Retirement. Termination by the Company or Employee of Employee’s employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy or policies, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Employee’s consent, and in the event of termination of Employee’s employment based upon Retirement, Employee shall be compensated in accordance with such policies and arrangements.

3.3.          Termination by the Company “For Cause” Termination by the Company of Employee’s employment “For Cause”, shall mean termination upon (i) the willful and continued failure by Employee substantially to perform his duties with the Company in good faith (other than any such failure resulting from his incapacity because of physical or mental illness or any such actual or anticipated failure resulting from his termination for “Good Reason”), after a demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties in good faith, or (ii) the willful engaging by Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Paragraph 3.3, no act, or failure to act, on Employee’s act shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee written Notice of Termination and a copy of resolutions duly adopted by a majority of the members of the Board at a meeting called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth above in clause (i) or (ii) of the first sentence of this Paragraph 3.3 and specifying the particulars thereof in detail.

3.4.          Employee’s Termination for Good Reason. Employee shall be entitled to terminate Employee’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the commission or omission of the following actions at any time after Employee no longer controls, directly or indirectly, the voting rights with respect to that number of shares of the voting securities of the Company necessary to elect a majority of the directors of the Company:

A.            The assignment to Employee of any duties inconsistent in any material respect with his status set forth in Paragraphs 1.1 and 1.6 hereof, the assignment of any duties or rights of Employee hereunder to any other person, or a change in Employee’s reporting duties, as set forth herein..

B.            A reduction by the Company of the Fixed Annual Compensation or the Bonus Pool.

C.            The failure by the Company to continue in effect any compensation plan in which Employee participates, or any substitute plans hereafter adopted (other than in connection with an “across the board” modification to a plan generally available to the Company’s employees), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or the failure by the Company to continue Employee’s participation therein.

D.            Any purported termination of Employee’s employment that is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, no such purported termination shall be effective.

E.             A Change in Control of the Company (as defined below).

3.5.          Change in Control. For purposes of this Agreement, “Change in Control of the Company” shall be deemed to have occurred if any “person” (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act and the Regulations promulgated there under), acquires, directly or indirectly, 20% or more of the Full Voting Power of the Company. “Full Voting Power” shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of the common stock or other securities then entitled to vote in the election of one or more directors. For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, option or rights held by all persons with respect to the Company shall be deemed to have been exercised and all convertible or exchangeable securities shall be deemed to have been converted or exchanged, as the case may be disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise, in each case for the maximum number of shares of the common stock or other securities entitled to then vote in the election of one or more directors.

3.6           Notice of Termination. Any purported termination of employment by Employee pursuant to Paragraph 3.4 thereof shall be made, in addition to any other requirements that may be set forth herein, by giving Notice of Termination within six months of the action set forth above giving rise to the right to terminate for Good Reason. The failure of Employee to give Notice of Termination within such period shall not be construed to prevent the giving of Notice of Termination upon the next occurrence of such action or upon the occurrence of another action set forth in Paragraph 3.4 hereof. The Company shall have 30 days after receipt of the Notice of Termination to cure the event giving rise to Employee’s right to terminate for Good Reason. Employee’s right to terminate his employment pursuant to Paragraph 3.4 hereof shall not be affected by his incapacity due to physical or mental illness. Any purported termination by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto.

3.7          Remedies. Notwithstanding anything contained in this Agreement to the contrary, in the event of a failure or omission by Company constituting a breach of its obligations hereunder, the damage, if any, caused or Employee by such breach shall not be considered as irreparable or sufficient to entitle Employee to injunctive or other equitable relief. Consequently, Employee’s rights and remedies hereunder shall be limited to the right, if any, to obtain damages at law and Employee shall have no right in such event to enjoin or restrain the distribution or exhibition of any Seven Arts Pictures.

4.            Compensation upon Termination

4.1.          Death of Employee. Upon the death of Employee (“Death”), the Company shall pay to Employee (i) the Fixed Annual Compensation that would otherwise be payable to Employee hereunder up to the end of the month in which such Death occurs, (ii) Bonus which may become due and payable to Employee from time to time in the ordinary course of business pursuant to the terms of this Agreement, and (iii) all Options and Additional Compensation vested up to the end of the month of the date of death. Upon such payments, the Company shall have no further liability or obligation hereunder to the deceased Employee’s estate, his executors or administrators, his heirs or assigns or any other person claiming under or through him.

4.2.          Disability of Employee. Upon the termination of Employee’s employment as a result of his Disability, Employee shall be entitled to receive (i) 100% of Employee’s Fixed Annual Compensation for an additional six months (“Disability Date”), (ii) whatever Bonus which may become due and payable to Employee from time to time in the ordinary course of business pursuant to the terms of this Agreement; and (iii) all Options and Additional Compensation vested through the Disability Date.

4.3.          Termination For Cause. If Employee’s employment shall be terminated For Cause, the Company shall pay Employee the full Fixed Annual Compensation, whatever Bonus that has become due and payable to Employee on or prior to the Date of Termination and other benefits to which Employee is entitled through the Date of Termination at the rate in effect at the time Notice of Termination is given.

4.4.          Termination Other Than For Cause, Retirement, Death or Disability or For Good Reason. If Employee’s employment by the Company shall be terminated (i) by the Company other than For Cause, Retirement, Death or Disability or (ii) by Employee for Good Reason, then Employee shall he entitled to the benefits provided below:

A.            The Company shall pay Employee, no later than the fifth day following the Date of Termination, a lump sum equal to 299% of the aggregate of all Fixed Annual Compensation payments arising under Paragraph 2.1 hereof discounted (to the then present value) at a discount rate of 5% per annum applied to each future payment from the time it would have become payable up to the Date of Termination.

B.             All Options granted to Employee shall fully vest and be exercisable at any time by Employee and Employee shall receive such other Additional Compensation to which it would be entitled for the balance of the Term as if such termination had not occurred. Employee shall have all his rights under Paragraphs 1.9 and 1.10 with respect to all motion pictures therein referred to.

C.             Employee and the Company will review a list of all projects in development during the Term (regardless of whether or not such projects previously have been set for production or such projects previously have been abandoned or deemed abandoned) (the “Listed Properties”) and all such Listed Projects originated by Employee or in existence on commencement of Term shall be assigned to Employee who will assume all Company’s obligations therefore under a customary “turnaround” agreement and pay to Company on commencement of principal photography of a motion picture based on a Listed Property all out-of-pocket costs incurred by Company and not previously reimbursed for such Listed Property.

4.5.          No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the Date of Termination. The Company shall not be entitled to any rights to offset, mitigate or otherwise reduce the amounts owing to Employee by virtue of this Section 4 with respect to any rights, claims or damages that the Company may have against Employee.

4.6.          Potential Taxes. Should any payments hereunder or contemplated hereby be subject to excise tax pursuant to section 4999 of the Code or any successor or similar provision thereto, or comparable state or local tax laws, the Company shall pay to Employee such additional compensation as is necessary (after taking into account all Federal, state and local income taxes payable by Employee as a result of receipt of such compensation) to place Employee in the same after-tax position that he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. The Company shall pay such additional compensation upon the earlier of (i) the time at which the Company is required to withhold such excise tax for any payments to Employee or (ii) 30 days after Employee notifies the Company that Employee has filed a tax return that takes the position that such excise tax is due and payable in reliance on a written opinion of Employee’s tax counsel that it is more likely than not that such excise tax is due and payable. If Employee makes any payment with respect to, any such excise tax as a result of an adjustment to Employees tax liability by any Federal, state or local authority, the Company will pay such additional compensation within 30 days after Employee notifies the Company of such payment. Without limiting the obligation of the Company hereunder, Employee agrees, in the event Employee makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company that would afford the Company the ability to contest the imposition of such excise tax; provided, however, that Employee will not he required to afford the Company any right to contest the applicability of any such excise tax to the extent that Employee reasonably determines that such contest is inconsistent with the overall tax interests of Employee. The Company agrees to hold in confidence and not to disclose, without Employee’s prior written consents, any information with regard to Employee’s tax position that the Company obtains pursuant to this Paragraph 4.6.

5.             General.

5.1.          Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provide however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation, Bonuses or any other amount due Employee hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

5.2.          Waiver. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel or waiver may be raised against any party except to the extent the other party relies on an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties’ rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

5.3.          Attorneys’ Fee and Costs. In any action, suit or proceeding brought by any party hereto with respect to this Agreement, its subject matter or the actions, statements or conduct of any or each of the parties in the negotiation, execution or performance of this Agreement, the prevailing party shall be entitled to recover from the other parties all costs and expenses incurred in connection therewith, including but riot limited to attorneys, fees, attorneys’ costs and court costs.

5.4.          Notice. All notices and other communications hereunder shall be in writing and may be deemed given if delivered personally or sent by certified mail return receipt requested, telex, telegraph or facsimile, at the address set forth below, or such substitute address as may from time to time be designated by like notice.

Company:	SEVEN ARTS PICTURES PLC.
9595 Wilshire Blvd.,
Penthouse
Beverly Hills, CA 90212

Employee:	PETER M. HOFFMAN
1643 Queens Rd.
Los Angeles, CA 90069

5.5           Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the laws of the England.

5.6.          Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.7.          No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this Paragraph 5.7 and, except an otherwise specifically provided herein, no party shall become liable for the representation, act or omission or any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

5.8.          Assignment. Employee may assign all or any portion of his rights to receive compensation hereunder to any corporation at least 50% of the capital stock of which is owned or controlled by Employee or trusts for the benefit of the children or family of Employee. The Company may assign this Agreement or all or any portion of its rights hereunder to any corporation at least 50% of the capital stock of which is owned or controlled by the Company. Notwithstanding the foregoing provisions of this Paragraph 5.8 no such assignment shall relieve the assignor from any of its obligations hereunder or change any of the terms and provisions of Employee’s employment hereunder. This Agreement shall be fully effective and binding upon the successors in interest, predecessors in interest, assigns and Affiliates of the Company.

5.9.          Modification/Entire Agreement. This Agreement may not he altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith (“Parole Agreements’). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parole Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.

5.10.        Jurisdiction /Venue /Service. Employee, Employee and the Company and their respective successors in interest and assigns, each as to and for the benefit of the other: (a) hereby irrevocably submit to the exclusive jurisdiction of the English Courts (the “Applicable Court”) for the purpose of any action, suit or proceeding arising out of or based upon the subject matter of, or transactions contemplated by, this Agreement (each an “Applicable Action”); (b) hereby irrevocably waive and agree not to assert (by way, of motion, as a defense or otherwise) in any Applicable Action brought in the Applicable Court any claim (i) that it or he is not subject personally to the jurisdiction of the Applicable Court; (ii) that the Applicable Action is brought in an inconvenient forum; (iii) that the venue of the Applicable Action is improper; or (iv) that this Agreement or its subject matter may not for any other reason be enforced in the Applicable Court; (c) hereby irrevocably consent to service of process of the Applicable Court in the same manner as any other notice is served on the Company or Employee (as the case may be) pursuant to Paragraph 5.4 hereof; and (d) irrevocably agree that final judgment (including the exhaustion of all rights to appellate review) in any Applicable Action (“Judgment”) shall be conclusive and may be enforced in any other jurisdiction (i) by action, suit or proceeding on the Judgment, a certified and true copy of which shall be absolutely conclusive evidence of the fact and of the amount of any liability under or pursuant to the Judgment; or (ii) in any other manner not prevented by any applicable law.

5.11.        Contractual Nomenclature. A11 references herein to “Dollars” or shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or other gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.
“COMPANY” SEVEN ARTS PICTURES PLC.

By:

“EMPLOYEE”

PETER M. HOFFMAN

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